Exhibit 5.1


                                        December 15, 2000




PRIMEDIA Inc.
745 Fifth Avenue
New York, New York 10151

Ladies and Gentlemen:

         I am Vice Chairman, General Counsel and Secretary of PRIMEDIA Inc. (the "Company") and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the "Registration
Statement") to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), which are to be issued from time to time to certain employees of the Company and its affiliates in connection with the PRIMEDIA Employee Stock Purchase Plan (the "Plan").

         I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

         Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                              Very truly yours,

                                              /s/ Beverly C. Chell